Exhibit 10.61

Joseph W. Craft III
Chairman, President and CEO
Phone: 918.295.7602
Fax: 918.295.7361
Email: Joseph.Craft@arlp.com

October 21, 2019

Mr. Kirk Tholen

5410 Balsam Fir Court

Spring, TX 77386

Dear Mr. Tholen:

I am pleased to offer you the positions of Senior Vice President and Chief Strategic Officer of Alliance Resource Management GP, LLC (the “Company”) and its affiliates (collectively “Alliance”) and President of the Company’s affiliate, Alliance Royalty, LLC, on the terms and conditions set forth below.

1.	Duties

You will perform duties and responsibilities that are commensurate with your positions and such other duties as may be assigned to you from time to time.  You will report directly to me and assist me with developing, communicating, executing and sustaining the Alliance’s strategic initiatives. You will also be responsible for working side-by-side with the Company’s executive team to jointly create enterprise wide business strategies and operating plans. You will be required to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Alliance’s interests.

2.	Base Salary

You will be paid an initial annual base salary of $500,000, subject to review annually by the Compensation Committee.  The base salary will be paid in accordance with Alliance’s standard payroll practices and subject to all withholdings and deductions as required by law.

3.	STIP

You will be a participant in Alliance’s Short Term Incentive Plan (the “STIP”).  Your initial standard payout will be 100% of beginning of the year base salary, subject to review annually by the Compensation Committee.  Actual payouts are determined by the Compensation Committee based on a combination of Alliance’s results and individual performance measured against the applicable performance goals established by the Compensation Committee and will be subject to the terms and conditions of the plan.  Payouts are typically paid in February following the calendar year of an employee’s participation and you must be employed on the date of payment to receive a STIP payout.  For 2019, your STIP payout in February 2020 will be pro-rated based on the

1717 South Boulder Avenue     Tulsa, Oklahoma  74119

Mail:  P.O. Box 22027     Tulsa, Oklahoma  74121-2027

number of days you are employed during 2019 and, like all payouts under the STIP, will be subject to adjustment in the sole discretion of the Compensation Committee.

4.	LTIP

You will be a participant in Alliance’s Long Term Incentive Plan (the “LTIP”).  You will be granted a 2019 award under the LTIP effective on your Start Date, on the same terms and conditions as the grants made to other participants for 2019, with value of $1,000,000.  Awards under the LTIP are of restricted phantom units of ARLP, and are subject to the terms and conditions of the plan and an award agreement, typically with three-year cliff-vesting subject to achievement of a financial performance target for the three-year period (i.e. the 2019 awards are subject to vesting on January 1, 2022).  The number of units awarded is determined by dividing the aggregate dollar value of the award by an ARLP unit price determined by the Compensation Committee, which recently has been based on the average closing price for the twenty trading days prior to the grant date (and in this case will be the average closing price for the twenty trading days prior to your Start Date).  As long as you are employed and the award is outstanding you will be eligible to receive Distribution Equivalent Rights (“DERs”), which means you will receive quarterly a payment equivalent to the quarterly cash distribution per unit, if any, paid by ARLP to its unitholders multiplied by the number of units in the outstanding award (the Compensation Committee maintains discretion to discontinue payment of DERs or to pay DERs in additional restricted units).  Outstanding awards are subject to forfeiture upon termination of employment for any reason prior to vesting.

5.	SERP

Effective on your Start Date you will be designated as a participant in Alliance’s

Supplemental Executive Retirement Plan (“SERP”) with an allocation percentage of 10%.  The SERP is a non-qualified plan designed to supplement your 401(k) retirement benefit.  The SERP is structured as a notional allocation of ARLP phantom units made on January 1 of each year based on 10% of your base salary plus STIP received during the prior calendar year, less the amount contributed by Alliance under the defined contribution plan.  In your case, for the allocations to be made on January 1 of 2020, 2021 and 2022, the installment of the signing bonus discussed below, base salary and STIP received during the prior calendar year will be included in the calculation.  The number of phantom units allocated is determined based on the average closing price of ARLP common units for the prior ten trading days.  In addition to the annual allocation, your SERP account will be credited with phantom units on a quarterly basis based upon the number of phantom units in your account times the quarterly cash distribution per unit, if any, paid by ARLP to its unitholders.

6.	Signing Bonus

I am also offering you a one-time signing bonus of $1,500,000 payable in three equal cash installments of $500,000 each in December of 2019, 2020 and 2021.  Except as provided in paragraph 11, all three payments are contingent upon you remaining as an employee of Alliance on the payment date.

7.	Location

Your principal place of employment will be at our headquarters in Tulsa, Oklahoma subject to business travel as needed to properly fulfill your duties and responsibilities with the Company.

For the time being, you may continue to reside at your primary residence in Houston, Texas.  For a period of up to seven (7) months from your Start Date, the Company will reimburse you up to $3500 per month to help defray the expenses of obtaining secondary housing in Tulsa.  You will be required to relocate your primary residence to the Tulsa area within seven (7) months from your Start Date.  The Company will provide relocation assistance for your move consistent with the policies of the Company.

8.	Start Date

We anticipate the Start Date for you employment with the Company will be on or about December 23, 2019.

9.	Benefits

You will receive all of the regular benefits afforded to exempt Alliance employees.   Currently these benefits include, but are not limited to, paid vacation and holidays, participation in the Profit Sharing and Savings Plan (401(k) plan and defined contribution plan), participation in the Group Health Plan, short and long-term disability coverage and company-paid life insurance.  All of these benefits become effective as of your Start Date.  We also offer elective programs that require premiums for participation.

Consistent with other members of the Senior Management Team, you also will be reimbursed, after submittal of appropriate documentation and/or expense reports for all reasonable expenses associated with (a) the preparation of your personal federal and/or state income tax return and estate planning and (b) an annual physical, in both cases consistent with any limitation applicable to other members of the Senior Management Team.

10.	At-will Employment

Your employment with Alliance will be “at will” and for no specific period of time.  You or Alliance may terminate the employment relationship at any time, with or without cause, and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

11.	Severance

In the event your employment is involuntarily terminated on or before December 31, 2022, other than for Good Cause, a payment will be made to you in the amount of two (2) times your then annual base salary, plus two (2) times your then target at standard STIP bonus, plus any unpaid installment(s) of the signing bonus under paragraph 6, all to be paid at the time of separation.

For severance purposes, “Good Cause” shall mean (1) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company, (2) improper disbursement or utilization of confidential company information, (3) conviction or a plea of no contest or nolo contendre for any felony, or any crime involving fraud, dishonesty, or moral turpitude, (4) the unlawful use or possession of drugs, (5) a material and intentional or reckless violation of any policy of the Company or any law or regulation applicable to the Company, or (6) failure to perform the duties of your position in a satisfactory manner.

Kirk, I am excited at the prospect of you joining the Alliance team.

Sincerely,

/s/ Joseph W. Craft III

Joseph W. Craft III